Exhibit 99
MEREDITH CORPORATION
FISCAL 2009 FOURTH QUARTER
INVESTOR CONFERENCE CALL

Mike Lovell

Good morning. I am Mike Lovell, director of investor relations at Meredith Corp. Before Chief Executive Officer Steve Lacy begins our discussion, I’ll take care of a few housekeeping items.

In our remarks today, we will include statements that are considered forward-looking within the meaning of federal securities laws.  The forward-looking statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties that may cause actual results to differ materially from the forward-looking statements.  A description of certain of those risks and uncertainties can be found in our earnings release issued today and in certain of our SEC filings.  The company undertakes no obligation to update any forward-looking statement.

We will refer to non-GAAP measures, which in combination with GAAP results provide additional analytic tools to understand our operations. Tables that reconcile non-GAAP measures to GAAP results are posted on Meredith’s Web site, as well.

With that, Steve will begin the presentation.

Steve Lacy

Good morning.  Today I’ll start with some thoughts on the current business environment, describe how Meredith is responding, and provide more detail on our operating performance.  Joe Ceryanec, our chief financial officer, will go into greater depth on our financials and provide our outlook.

Following our prepared comments, we will be happy to answer any questions you may have. Joining us for the Q&A will be Jack Griffin, our Publishing Group president, and Paul Karpowicz, our Broadcasting Group president.

OVERVIEW

Looking broadly across our businesses, the performance improvement plan we put in place a year ago at the end of fiscal 2008 has helped us navigate the recessionary environment.  In step with the plan, we are gaining market share – particularly in our magazine operations; growing new revenue streams; carefully managing costs and aggressively reducing debt.

Our connection to the American consumer continues to be solid and growing.  We’ve seen notable gains in magazine subscription response rates and related profitability for many of our national brands; improvement in news ratings at our local television stations; and a significant increase in traffic across our 60-plus Web sites.

Additionally, we continue to experience growth in our businesses that are not based on advertising, including Meredith Integrated Marketing, Brand Licensing and our video production operation.

Fiscal 2009 loss per share from continuing operations was $2.28, including a $4.31 per share non-cash impairment charge and other special charges.  This compares to earnings of $2.79 per share in the year-ago period.  Excluding special charges in both periods, fiscal 2009 earnings per share from continuing operations were $2.03, in line with our previously stated expectations, versus $3.13.  Revenues in fiscal 2009 were $1.41 billion versus $1.55 billion in fiscal 2008.

More details on the non-cash impairment charge and other special charges, primarily related to selected workforce reductions, are provided in the tables accompanying the news release issued earlier this morning.

The recession significantly impacted advertising spending throughout fiscal 2009.  Our total advertising revenues were approximately $790 million in fiscal 2009, compared to $930 million in fiscal 2008.

However, the second half of the year provided a better story than the first half, particularly as it relates to advertising revenues for Meredith’s magazines and related Web sites.  Advertising at these properties – anchored by strong national consumer brands including Better Homes and Gardens, Parents and Family Circle – declined 11 percent in the second half, compared to a drop of 18 percent in the first half of fiscal 2009.

Our magazine advertising performance was significantly better than the industry as a whole, according to the most recently available data from the Publishers Information Bureau.  In fiscal 2009, we increased market share to 10.5 percent of PIB advertising revenue from 9.5 percent in the prior year.  In the fourth fiscal quarter, we increased market share to 12.8 percent from 10.1 percent at the end of fiscal 2008.

Total company interactive advertising revenues rose 7 percent in the second half of fiscal 2009 compared to the prior year, versus to a decline of 14 percent in the first half.  In the fourth quarter, interactive advertising revenues rose by 12 percent.

Broadcasting advertising revenues declined 17 percent in fiscal 2009, as $24 million in net political advertising wasn’t enough to offset lower non-political ad revenue, particularly from the automotive industry.

In the fourth quarter, non-political advertising revenues were down 25 percent.  This represents an improvement compared to our fiscal third quarter, when advertising revenues were down 31 percent.  In addition, it represents an improvement during the quarter of nearly 1 percentage point per week after we released our earnings on April 29, reinforcing the trend we’ve seen of advertisers making buying decisions later and later.

Along with advertising, the second element of our performance improvement plan centers on growing new revenue streams. We are encouraged by the growth we are seeing in our non-traditional and non-advertising based businesses, and I will address those in the operating group discussion in just a few moments.

 Additionally, we completed a number of strategic initiatives and investments in fiscal 2009 that further strengthen our consumer connection and offer additional ways to serve clients across both established and emerging media platforms.  I’ll speak in greater detail about these initiatives later as well.

Disciplined expense control and aggressive cash management are the other elements of our performance improvement plan. We successfully cut total operating costs 7 percent in the fourth quarter, and 5 percent for the full fiscal year – even with a 10 percent increase in paper prices.

Unlike most of our peers, we raised our dividend in fiscal 2009, increasing it 5 percent in February.  We also eliminated approximately $105 million – or 22 percent – of our debt during the year.  We continue to be well-positioned to make further investments in our business as strategic opportunities arise.

To summarize the overview: Our performance improvement plan is working.  We continue to view it as a blueprint for our success.  We’re confident that Meredith will emerge from the current recession faster than many of our peers and in a stronger competitive position.

Now, I’ll provide more detail on our operating performance, beginning with our Publishing operation.

PUBLISHING

As I mentioned earlier, the advertising environment remains challenging.  However we continued to see stabilization and delivered improvement in magazine advertising during the second half of fiscal 2009 compared to the first half.

Our efforts led to market share gains in fiscal 2009, particularly in the second half, as 10 of our 14 measured titles gained market share, as measured by PIB.  Eight of Meredith’s 10 largest advertising categories, including food and beverage, prescription and non-prescription drugs and household supplies, improved in the second half compared to the first half, according to PIB.

During the fourth quarter, we generated a number of sales wins including:

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For Maybelline ($1.8M), we created an innovative campaign to help launch its new Lip Color Sensation line.  In addition to print and online components, we collaborated with Sex and the City author and More magazine columnist Candace Bushnell to create a series of webisodes that feature product placement for Maybelline’s lipstick.  The webisodes will run across the Meredith Women’s Network and on Maybelline’s website.

•	For Unilever’s Lever 2000 brand, we created a multi-platform program focusing on the power of the family that included an online photo contest, print and also retail elements.

•	For General Mills, we created a multi-platform program – including a strong digital component – promoting its brands across Meredith’s media properties.

These new commitments emphasize the fact that our well-established media brands are particularly well suited to helping clients strengthen their own connection to the individual consumer, and of course sell more products at retail.

We made creative investments in fiscal 2009 to ensure that our brands remain relevant to readers and advertisers alike. These include redesigns of Better Homes and Gardens, Ladies’ Home Journal, More, Fitness, ReadyMade and Successful Farming magazines.  By the way, Successful Farming, the brand that launched the Meredith Corporation in 1902, posted the best results in its history 100-year-plus history in fiscal 2009.

Turning to circulation, both profit contribution and related margin in our subscription activities increased in fiscal 2009, once again compared to the prior year.

Total circulation revenues declined 7 percent during the year, as a result of fewer Special Interest Media titles published and continued soft sales at retail.  However, magazine subscription revenues declined just 2 percent.  In the fourth quarter, circulation revenues grew slightly, including a gain of 2 percent for subscription revenues.  Direct mail response rates continue to exceed our expectations.

Looking at our Publishing-based interactive activities, while revenues declined 5 percent in fiscal 2009, they were up 17 percent in the fourth quarter as advertisers responded positively to initiatives undertaken during the year, including creation of the Meredith Women’s Network.

It aggregates our largest online brands, allowing any and all of them and their traffic to be available to marketers and consumers alike.  This network of high-quality branded content differentiates us in the marketplace from ad networks, which were created for the purpose of size and scale alone.

Other fiscal 2009 initiatives included the launch of our social media site – Mixingbowl.com – and a new lead-generation agreement with ServiceMagic, which connects homeowners with contractors.

Consumers are responding positively, as well.  Monthly unique visitors to Meredith Interactive’s Web sites increased more than 25 percent to 15 million and page views per month grew more than 20 percent to over 170 million in our fiscal 2009 from the prior year.

Turning to Meredith Integrated Marketing, we have added a number of new capabilities in recent years that are allowing us to pitch for a much broader range of business than ever before.  Earlier this month, we announced an investment in The Hyperfactory, an agency that creates, executes and analyzes mobile strategies and programs for brands such as Nike, Disney and many others.

Already, we’ve teamed with The Hyperfactory on a joint pitch that has secured a new mobile marketing assignment related to Kraft’s Food & Family program.

Revenues at Meredith Integrated Marketing grew 13 percent in fiscal 2009, driven primarily by our custom publishing and digital service offerings.  In the fourth quarter, while revenues declined 17 percent, due primarily to certain non-recurring programs in the prior-year fourth quarter, operating profit grew nearly 15 percent as Meredith Integrated Marketing improved efficiencies.

We continue to view this business as an important long-term growth engine and hedge against the month-to-month volatility of advertising revenues.  We believe we are well-positioned for additional growth into the future.

Meredith’s brand licensing activities grew in fiscal 2009, primarily as a result of our relationship with Walmart.  Response to the Better Homes and Gardens line of branded products at Walmart continues to grow and be very positive.

During the fiscal year, we agreed to double the number of branded SKUs to over 1,000 and extended the program to Canada.  Walmart continues to support the line with a multiple media platform national advertising campaign that reaches millions and millions of American consumers.

Additionally, Meredith and Walmart have developed a collection of interior paint colors selected by the editors of Better Homes and Gardens – now available for sale under the Dutch Boy brand.  These complement the home décor products as well.

As a result of these and other initiatives, Brand Licensing revenues grew nearly 15 percent in fiscal 2009.

To summarize the Publishing Group discussion, while the advertising environment remains challenging, we are encouraged by the market-share gains and improving quarter-over-quarter revenue trends that we are delivering.

Our consumer connection is stronger than ever, and we continue to achieve significant contributions from new revenue streams including integrated marketing and our brand licensing activities at retail.

BROADCASTING

Now turning to our Broadcasting Group, the recessionary economy had a significant impact on advertising throughout fiscal 2009. Our Broadcasting performance in fiscal 2009 reflects several factors:

•	First, our auto advertising revenues were down approximately 45 percent, accounting for nearly half of Broadcasting’s non-political advertising revenue decline.

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Second, the Phoenix and Las Vegas markets have been particularly impacted by the depressed housing market.  Historically, these markets have grown faster than the U.S. national average, and in the long-term we believe they will do so again.

•	Finally, as it relates to industry comparisons, we did not participate in any meaningful way in Olympic or Super Bowl-related advertising revenues in fiscal 2009.

To combat lower advertising revenues, we’re applying innovative sales strategies including creating multi-platform advertising campaigns for clients that include TV spots, Internet, our proprietary Cornerstones programs, and product integration.

Newspapers – which are scaling back across most locations in the country – are providing us with an opportunity to grow more dominant as the main source of local news and advertising with top advertisers in each market.

Similar to our Publishing strategy, we are focused on increasing our market share of both advertisers and viewers alike, growing new streams of revenue and prudently managing our costs – all tenets of our ongoing performance improvement plan.

Many of our television stations posted stronger ratings during the recently completed May sweeps.  These ratings gains are key to commanding higher revenue for advertising spots into the future.  Highlights included:

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Outstanding progress on our goal of capturing a larger share of morning news viewers. For example, in Portland, Hartford and Las Vegas – those stations continued their #1 positions; Atlanta and Greenville each doubled viewership; and Kansas City increased viewership 25 percent.

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Gaining additional viewers for late news, where ad rates are the highest, is an important initiative. Phoenix’s viewership for late news rose 38 percent while Greenville rose 11 percent.  Hartford also maintained its leadership position.

Our consumer connection is expanding with the fast-growing popularity of the Better show, our nationally syndicated lifestyle television show.  The show, produced by our in-house video production group called Meredith Video Solutions, now is syndicated in more than 50 markets, including half of the nation’s top 10.

Revenues at Meredith Video Solutions rose more than 50 percent in fiscal 2009, and were up about 20 percent in the fourth quarter.

Retransmission fees are another example of new revenue streams, doubling in fiscal 2009 and increasing nearly 75 percent in the fourth quarter.  Meredith has now successfully agreed to new retransmission terms with all seven of the major cable operators in its markets.  We expect retransmission fees will be more than $20 million in our fiscal 2010.

To summarize our Broadcasting discussion, the television industry is experiencing one of the most difficult advertising environments in its history.  However, we continue to believe that television remains the most powerful and efficient way for advertisers to reach the American consumer.  We are encouraged by the ratings gains at our stations, and our ability to grow new revenue streams from video content creation and retransmission fees.

With that operational overview, I’ll turn the discussion over to Chief Financial Officer Joe Ceryanec.

FINANCIAL UPDATE (Joe Ceryanec)

Thanks Steve. As Steve noted, key elements of our performance improvement plan focus on reducing costs, managing cash and aggressively reducing our debt.

Excluding special charges, Publishing operating costs declined 8 percent in the fourth quarter and were down 5 percent in fiscal 2009, despite the 10 percent increase in paper prices we experienced.

Broadcasting operating costs, also excluding special charges, decreased 5 percent in the fourth quarter and were down 3 percent for fiscal 2009 overall.  Our initiative to consolidate back-office functions such as traffic, master control and research into centralized hubs in Atlanta and Phoenix is on track, and we expect it to be fully completed in early calendar 2010.

We are also implementing newsroom efficiencies, such as hiring reporters who can shoot and edit their own stories, and formatting some newscasts with single anchors.

As a result of our annual impairment testing of intangibles, we took a $295 million charge related to Broadcasting’s FCC licenses and goodwill.  This impairment charge is a non-cash charge to earnings, does not affect our liquidity, cash flows from operations and debt covenants, and does not have an impact on our future operations.

During the fourth quarter, we generated $42 million in cash flow from operations, which brought our annual total to $181 million.

During fiscal 2009, we reduced our debt by $105 million, which represented a 22 percent reduction from our prior fiscal year.  So our total debt was $380 million at the end of fiscal 2009.

After our year end, on July 13, we closed on a new $75 million private placement with a leading life insurance company.

The private placement consists of $50 million due July 2013 and $25 million due July 2014, which gives us a nice steady repayment stream on our term notes.  The proceeds were used to pay down our revolving credit facilities – thus resulting in no net incremental debt.  This also provides us with additional liquidity should attractive investment opportunities arise in the future.

Including the new placement, the weighted average interest rate on all Meredith debt stands at about 5.4 percent.  Our debt-to-EBITDA ratio was well under existing debt covenants at a conservative 1.8 to 1.

We also continued to return cash to shareholders during 2009,  increasing our dividend by 5 percent.  We’re one of the few media companies with the financial strength to increase our dividend in the current economic environment.

So even in these difficult times, we continued to strengthen our balance sheet.  During our upcoming year, we will continue to exercise aggressive cash and expense management across the company.

We continue to be well-positioned to weather the current softness in advertising and the general market, and are well-positioned to capitalize on opportunities as they arise.

OUTLOOK

Looking at fiscal 2010, Meredith expects that advertising clients will continue to be impacted by the recession.

In Publishing, with two of three magazine issues closed, fiscal 2010 first quarter advertising revenues are expected to be down in the mid single-digits.  In Broadcasting, with nine weeks left in the first quarter of fiscal 2010, advertising pacings are down 25 percent.  By comparison, in the fourth quarter of fiscal 2009, with nine weeks left, pacings were down 32 percent and we ended down 25 percent, as Steve noted picking up approximately 1 point per week.

Looking at the rest of fiscal 2010, we expect continued improvements in magazine and broadcasting non-political advertising revenues, with moderating declines in the first half turning to modest growth in the second half of our fiscal year. In addition, we will be cycling against $24 million of net political advertising revenues that were recorded in the first half of fiscal 2009.

Many of the operating expense savings we accomplished in fiscal 2009 will carry into 2010, but will be partially offset by approximately $10 million in additional pension expenses due to market performance of pension assets.

We expect our average tax rate to be approximately 43 percent in our first quarter, but average out to about 40.5 percent for full fiscal 2010.

We expect fiscal first quarter earnings per share to range from $0.30 to $0.35 and full-year fiscal 2010 earnings per share to range from $1.60 to $2.00.

A number of uncertainties remain that may affect our outlook for the first fiscal quarter and full year of 2010. These include national economic conditions; overall advertising volatility; the performance of our retail businesses; and paper prices and postal rates. These and other uncertainties are referenced in the “Safe Harbor” section of our press release this morning and in certain of our SEC filings.

And now I’ll turn it back to Steve for closing comments.

CONCLUSION (Steve Lacy)

To wrap up quickly before the Q&A, we believe Meredith possesses a very solid foundation that we are well-positioned to build shareholder value over time.

•	We have assimilated a powerful portfolio of profitable and vibrant media assets and brands.

•	We have a proven track record of outperforming our respective industries and growing market share

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We possess a strong and growing connection to the American consumer, particularly women who make the vast majority of purchasing decisions in the household.  This is proven through increasing readership, viewership and online traffic.

•	Our 85-million name database is one of the largest in the media industry, and gives us the means to support our circulation activities and expand in a variety of new directions.

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Our revenue mix is well-balanced, with approximately 55 percent generated from ad-based sources and 45 percent from non-advertising based businesses. Many of these non-advertising sources of revenues, including our brand licensing and video production businesses, are growing and possess more upside potential.

•	We are continuing our disciplined expense control and aggressive cash management program.

•	We generate significant operating cash flow, have a conservative balance sheet and have a modest level of debt at a low cost of funds.

We’re confident we will manage through this period and emerge in an even stronger competitive position.

Now, we’d be happy to answer any questions you might have.